Exhibit 10.4

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of August 12, 2010, is made by and among NeuLion, Inc., a company incorporated under the laws of Canada (the “Acquiror Company”), TransVideo International Ltd., a BVI business company incorporated under the laws of the British Virgin Islands (the “Company”) and AvantaLion LLC, a Delaware limited liability company and Wang Yunchuan, Hao Jingfang, Wang Qi, Tan Zhongjun, Wang Xiaohong, Shu Wei, Zhao Yun (each a “Shareholder” and collectively, the “Shareholders”).

RECITALS

WHEREAS, the Shareholders own 3,200,000 shares of US$0.01 each, being 100% of the issued and outstanding shares (the “Shares”) in the Company;

WHEREAS, the Shareholders desire to transfer to the Acquiror Company, and the Acquiror Company desires to acquire from the Shareholders, all of the Shares, in exchange for 22,000,802 common shares of the Acquiror Company (the “Acquiror Company Common Shares”) to be issued on the Closing Date, on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Except as otherwise expressly provided herein or, unless the context otherwise requires, the terms defined in this Section 1.1 will have the meanings herein specified for all purposes of this Agreement.

“Acquiror Company” has the meaning set forth in the preamble.

“Acquiror Company Common Shares” has the meaning set forth in the recitals.

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

“Agreement” means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as it may be from time to time amended, modified or supplemented.

“Circular” means the information circular of the Acquiror Company to be prepared with respect to the Meeting and the Exchange and in accordance with the requirements of National Instrument 61-101 – Take-Over Bids and Special Transactions.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” means the Company’s audited balance sheet at December 31, 2009.

“Company Intellectual Property” has the meaning set forth in Section 4.2.22.

“Damages” means any and all liabilities, obligations, damages, deficiencies, Taxes, fines, penalties, expenses, Proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ fees and costs of collection, defense and settlement.

“Environmental Laws” means any Law or other requirement relating to the environment, natural resources, or public or employee health and safety.

“Environmental Permit” means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

“Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant, right or option.

“Exchange” has the meaning set forth in Section 2.1.

“Fair Market Value” means as of the Closing Date $0.435, and as of any other date, (x) if such shares are listed on one or more securities exchanges the closing price on shares on the principal exchange on which such shares are then trading on the most recent trading day preceding such date of determination or (y) if such shares are not publicly traded, the value as determined in good faith by the board of directors of the Acquiror Company.

“Financial Statements” has the meaning set forth in Section 4.2.23.

“GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a basis consistent with such Person’s past practices.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

“Indebtedness” means any obligation, contingent or otherwise.  Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

“Insolvency Proceeding” means any one or more of the following in relation to any Person:

(a)                 it is unable to pay its debts as they fall due; or

(b)                 the value of its liabilities (including its contingent and prospective liabilities) exceeds the value of its assets; or

(c)                 it fails to comply with the requirements of a statutory demand that has not been set aside under Section 157 of the Insolvency Act, 2003 of the British Virgin Islands; or

(d)                 execution or other process issued on a judgment, decree or order of a court in favour of a creditor of it is returned wholly or partly unsatisfied; or

(e)                 it has taken any action or steps have been taken or legal proceedings have been started or threatened against it for (i) its winding up, liquidation, administration, dissolution, amalgamation, reconstruction, reorganisation, arrangement, adjustment, consolidation or protection or relief of creditors (whether by way of voluntary arrangement, scheme of arrangement or otherwise), or (ii) the enforcement of any security interest over any or all of its assets; or (iii) the appointment of a liquidator, receiver, controller, inspector, manager, supervisor, administrative receiver, administrator, trustee or similar officer or official of it or of any or all of its assets; or

(f)                   a compromise or arrangement has been proposed, agreed to or sanctioned under any of Sections 177, 178 and 179A of the BVI Business Companies Act, 2004 of the British Virgin Islands (the “BVI Companies Act”) in respect of it, or an application has been made to, or filed with, a court for permission to convene a meeting to vote on a proposal for any such compromise or arrangement; or

(g)                 a merger or consolidation is proposed, approved, agreed to or sanctioned under any of Sections 170 to 174 (inclusive) of the BVI Companies Act in respect of it; or

(h)                 action is being taken by the Registrar of Corporate Affairs pursuant to Section 213 of the BVI Companies Act to dissolve or strike it off the British Virgin Islands register of companies; or

(i)                   action is proposed, approved, agreed to or being taken pursuant to Section 184 of the BVI Companies Act to continue it as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands; or

(j)           it is, in any jurisdiction, subject to or threatened by any actions, steps, procedures or other proceedings under any applicable bankruptcy, insolvency, rehabilitation or other reorganisation laws; or

(k)           any actions, steps, procedures or other proceedings equivalent or analogous to any of those set out in any of (a) – (j) above (inclusive) of this definition have been taken, started or threatened against it in any jurisdiction, including the seeking by it (or any other person in relation to it) of winding up, liquidation, administration, dissolution,

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code (or similar statute) of any jurisdiction and including any lien or charge arising by Law.

“Material Adverse Effect” means, when used with respect to the Acquiror Company or the Company, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Acquiror Company or the Company, as the case may be, in each case taken as a whole or (b) materially impair the ability of the Acquiror Company, the Company or the Shareholders, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States or Canadian securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Acquiror Company or the Company, as the case may be, operate.

“Meeting” means the special meeting of shareholders of the Acquiror Company to be called and held with respect to the Exchange and in accordance with the requirements of National Instrument 61-101 – Take-Over Bids and Special Transactions.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation, memorandum of association and the by-laws or code of regulations of a corporation or company; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation Laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Shareholders” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to the Company, any corporation, limited liability company, joint venture or partnership of which the Company (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.2           References.  For all purposes of this Agreement:  (i) the words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified; (iii) the term “including” shall mean “including without limitation”; (iv) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) any references to a Person are also to its permitted successors and assigns; (vii) all Article and Section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed a part of this Agreement or affect the meaning or interpretation of this Agreement; (viii) unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement, as applicable, and all references herein to Schedules or Exhibits are to Schedules and Exhibits to this Agreement; and (vii) unless otherwise specified, all references contained in this Agreement, in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States dollars.

ARTICLE II
EXCHANGE OF SHARES AND SHARE CONSIDERATION

2.1           Share Exchange.  At the Closing, the Shareholders shall sell and transfer the Shares to the Acquiror Company and the Acquiror Company agrees to purchase and accept transfer of the Shares and, in consideration therefor, subject to Section 2.2, the Acquiror Company shall issue to the Shareholders the Acquiror Company Common Shares (the “Exchange”).  Each Shareholder shall receive such number of Acquiror Company Common Shares as set forth opposite such Shareholder’s name on Schedule A, attached hereto.

2.2           Withholding.  The Acquiror Company shall be entitled to deduct and withhold from the Acquiror Company Common Shares otherwise payable pursuant to this Agreement to each Shareholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Shareholder in respect of which such deduction and withholding was made.  Notwithstanding the foregoing, the Acquiror Company at its option, may require any such amounts required to be deducted and withheld to be reimbursed in cash to the Acquiror Company by such Shareholder prior to the time any Acquiror Company Common Shares are issued to such Shareholder.

2.3           Section 368 Reorganization.  For U.S. federal income tax purposes, the Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to, on or after the Closing Date has or may have on any such reorganization status.  The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

ARTICLE III
CLOSING DATE

3.1           Closing Date.  The closing of the Exchange (the “Closing”) will take place (i) at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154 at 10:00 a.m. (Eastern Time) on the date (the “Closing Date”) upon which all of the conditions set forth in Articles VII and VIII have either been satisfied or, in the case of conditions not satisfied, waived in writing by the party entitled to the benefit of such conditions or (ii) at such other place and time as the parties may agree in writing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

4.1           Each Shareholder, severally as to itself, hereby represents and warrants to the Acquiror Company:

4.1.1           Authority.  Such Shareholder has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform such Shareholder’s obligations under this Agreement.  This Agreement has been duly and validly authorized and approved, executed and delivered by such Shareholder.  Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties hereto other than such Shareholder, this Agreement is duly authorized, executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.1.2           No Conflict.  Neither the execution or delivery by such Shareholder of this Agreement nor the consummation or performance by such Shareholder of the transactions contemplated hereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Shareholder (if such Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Shareholder is a party or by which the properties or assets of such Shareholder is bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which such Shareholder, or any of the properties or assets of such Shareholder, may be subject.

4.1.3           Ownership of Shares.  Such Shareholder is the legal and registered holder, owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquiror Company pursuant to this Agreement, such Shareholder’s Shares free and clear of any and all Liens.  There are no options, rights, voting trusts, shareholder agreements or any other contracts or understandings to which such Shareholder is a party or by which such Shareholder or such Shareholder’s Shares are bound with respect to the issuance, sale, transfer, voting or registration of such Shareholder’s Shares.  At the Closing Date, the Acquiror Company will acquire good, valid and marketable title to such Shareholder’s Shares free and clear of any and all Liens.  The number of Shares so legally and beneficially owned by such Shareholder, along with the jurisdiction in which such Shareholder is resident, is set forth opposite such Shareholder’s name on Schedule A hereto.

4.1.4           Litigation.  There is no pending Proceeding against such Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.1.5           No Brokers or Finders.  No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and such Shareholder will indemnify and hold the Acquiror Company harmless against any liability or expense arising out of, or in connection with, any such claim in accordance with Article IX.

4.1.6           Investment Representations.

(a)           Schedule 4.1.6(a) sets forth the name of such Shareholder if such Shareholder is an accredited investor (each, an “Accredited Investor”) within the meaning of Rule 501(a) under the Securities Act.

(b)           Schedule 4.1.6(b) sets forth name of such Shareholder if such Shareholder is not a U.S. Person within the meaning of Rule 902(k) under the Securities Act.

(c)           Section 4.1.6(c) sets forth the name of such Shareholder if such Shareholder is not an Accredited Investor (a “Non-Accredited Investor”).  Such Non-Accredited Investor, either individually or through a representative, has such knowledge and experience in financial and business matters as to be capable of evaluating his, her or its investment in the Acquiror Company Common Shares.

(d)           Such Shareholder understands and agrees that the Acquiror Company Common Shares to be issued pursuant to this Agreement and the Exchange have not been registered under the Securities Act or any state, local or foreign securities laws. and that the issuance of the Acquiror Company Common Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offer or Regulation S for offers and sale of securities outside the U.S.

(e)           Such Shareholder represents, warrants and covenants that it is acquiring the Acquiror Company Common Shares with investment intent and not with a view to resale. Such Shareholder also acknowledges that it has been advised to consult its own legal advisors with respect to applicable resale restrictions and that it is responsible for complying with such restrictions.

4.2           The Shareholders, jointly and not severally, represent and warrant to the Acquiror Company:

4.2.1           Organization and Qualification.  The Company is duly incorporated, validly existing and in good standing under the laws of British Virgin Islands, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, have a Material Adverse Effect.  The Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.  Set forth on Schedule 4.2.1 is a list of those jurisdictions in which the Company presently conducts its business, owns, holds and operates its properties and assets.

4.2.2           Subsidiaries. Schedule 4.2.2 shall set forth the name and jurisdiction of formation or incorporation of the Subsidiaries of the Company and the jurisdictions wherein such Subsidiary presently conducts its business, owns, holds and operates its properties and assets. Each entity set forth on Schedule 4.2.2 is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction or formation or incorporation, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it.

4.2.3           Organizational Documents.  Copies of the Organizational Documents of the Company and its Subsidiaries have been made available to the Acquiror Company prior to the execution of this Agreement, are true and complete and have not been amended or repealed.  Neither the Company nor any of its Subsidiaries is in violation or breach of any of the provisions of its Organizational Documents.

4.2.4           Authorization and Validity of this Agreement.  The Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement, to consummate the transactions contemplated by this Agreement, to perform its obligations under this Agreement, and to record the transfer of the Shares and the delivery of the new certificates representing the Shares registered in the name of the Acquiror Company.  The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action and do not require from the Company’s board of directors or the Shareholders any consent or approval that has not been validly and lawfully obtained.  The execution, delivery and performance by the Company of this Agreement require no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

4.2.5           No Violation.  Neither the execution nor the delivery by the Company of this Agreement nor the consummation or performance by the Company of the transactions contemplated hereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Company is a party or by which the properties or assets of the Company are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Company, or any of the properties or assets owned or used by the Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Company, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

4.2.6           Binding Obligations.  Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties hereto other than the Company,  this Agreement is duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors  rights generally.

4.2.7           Capitalization and Related Matters.

(a)           Capitalization.  The authorized capital of the Company consists of 5,000,000 shares, of which 3,200,000 shares are issued and outstanding.  Except as set forth in Schedule 4.2.7(a), there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares or any securities convertible into, exchangeable for or carrying a right or option to purchase shares or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of shares.  There are no outstanding shareholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Company.  The issuance of all of the shares of the Company described in this Section 4.2.7 has been made in compliance with the laws of the British Virgin Islands.  All issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

(b)           No Redemption Requirements.  Except as set forth in Schedule 4.2.7(b), there are no outstanding contractual obligations (contingent or otherwise) of the Company  or any of its Subsidiaries to retire, repurchase, redeem or otherwise acquire any outstanding capital shares of, or other ownership interests in, the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(c)           Shareholders.  The Shareholders are the sole beneficial holders of all of the outstanding capital shares of the Company.  Except as expressly provided in this Agreement, no holder of Shares or any other security of the Company or any other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the shares or otherwise.  There is no voting trust, agreement or arrangement among any Shareholders of any capital stock of the Company affecting the exercise of the voting rights of any such capital stock.

(d)           No Rights to Purchase. Except for the Acquiror Company’s right to acquire from the Shareholders the Shares which are being transferred hereunder, there do not now exist any stock or other options, warrants or rights of any nature or kind whatsoever, actual, contingent or executory, for the purchase, sale or transfer of any of the securities in the capital of the Company which are owned by the Shareholders.

4.2.8           Compliance with Laws and Other Instruments.  The business and operations of the Company and its Subsidiaries have been and are being conducted in accordance with all applicable Laws and Orders.  Neither the Company nor any of its Subsidiaries has received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Company or its Subsidiaries and, to the knowledge of the Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated.

4.2.9           Litigation and Insolvency Proceedings.  There is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any of their properties, assets, business or employees.  To the knowledge of the Company, there is no fact that might result in or form the basis of any such Proceeding.  Neither the Company nor any of its Subsidiaries are subject to any Orders.  No Insolvency proceeding has occurred in relation to the Company or any of its Subsidiaries.

4.2.10           No Brokers or Finders.  No person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Shareholders will indemnify and hold the Acquiror Company harmless against any liability or expense arising out of, or in connection with, any such claim in accordance with Article IX.

4.2.11           Title to and Condition of Properties.  The Company owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted, free and clear of all Liens, except Permitted Liens.  The material buildings, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

4.2.12           Absence of Undisclosed Liabilities.  Except as set forth on Schedule 4.2.12, the Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) arising out of any transaction entered into at or prior to the Closing Date, including no obligation to fund any joint venture or other entity, or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on the Company Balance Sheet.  All debts, obligations or liabilities with respect to directors and officers of the Company will be cancelled prior to the Closing.  The Company has not incurred any liabilities or obligations under agreements entered into in the usual and ordinary course of business since January 1, 2010.

4.2.13           Changes.  The Company has, since January 1, 2010:

(a)           not conducted its business or entered into any transaction other than in the usual and ordinary course of business, except for this Agreement;

(b)           not suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business, none of which would have a Material Adverse Effect;

(c)           not made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

(d)           not created or permitted to exist any Lien on any material property or asset of the Company, other than Permitted Liens;

(e)           not issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

(f)            not declared, set aside, made or paid any dividend or other distribution to any of its shareholders;

(g)           not terminated or modified any Material Company Contract except for termination upon expiration in accordance with the terms thereof;

(h)           not released, waived or cancelled any claims or rights relating to or affecting the Company in excess of US $5,000 in the aggregate or instituted or settled any Proceeding involving in excess of US $5,000 in the aggregate;

(i)            not paid, discharged or satisfied any claim, obligation or liability in excess of US $5,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

(j)            not created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US $5,000 in the aggregate, other than professional fees;

(k)           not guaranteed or endorsed in a material amount any obligation or net worth of any Person;

(l)            not acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(m)           not changed its method of accounting or the accounting principles or practices utilized in the preparation of its Financial Statements, other than as required by GAAP;

(n)           not entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

4.2.14           Material Company Contracts.  Schedule 4.2.14 sets forth all of the contracts to which the Company or any Subsidiary is a party (the “Material Company Contracts”).  The Company has provided to the Acquiror Company, prior to the date of this Agreement, true, correct and complete copies of each written Material Company Contract, including each amendment, supplement and modification thereto.

4.2.15           No Defaults.  Each Material Company Contract is a valid and binding agreement of the Company that is party thereto, and is in full force and effect.  The Company is not in breach or default of any Material Company Contract to which it is a party and, to the knowledge of the Company, no other party to any Material Company Contract is in breach or default thereof.  Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Company Contract or (b) permit the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Company Contract.  The Company has not received notice of the pending or threatened cancellation, revocation or termination of any Material Company Contract to which it is a party.  There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Company Contract.

4.2.16           Employees.

(a)           The Company is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of taxes, occupational safety and health and plant closing.  The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(b)           The Company does not maintain or contribute to any employee benefit, bonus, commission, incentive, deferred compensation, stock purchase, stock option, severance, change in control or fringe benefit plans.

(c)           No director, officer or employee of the Company is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of the Company or (b) the ability of the Company to conduct its business.  Each employee of the Company is employed on an at-will basis and the Company does not have any contract with any of its employees which would interfere with its ability to discharge its employees.

4.2.17           Tax Returns and Audits.

(a)           Tax Returns.  The Company and its Subsidiaries have filed all Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries and all such Tax Returns are correct and complete.  The Company and its Subsidiaries have paid all Taxes required to have been paid (whether or not reflected on any Tax Return).  No Governmental Authority in any jurisdiction where the Company or any of its Subsidiaries do not file a Tax Return has made a claim, assertion or threat to the Company or its Subsidiaries that such entity is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on the Company or any of its Subsidiaries’ property or assets other than Permitted Liens; and there are no Tax rulings, requests for rulings, or closing agreements relating to the Company or any of its Subsidiaries for any period (or portion of a period) that would affect any period after the date hereof. The Company and its Subsidiaries have withheld, and will continue until the Closing Date to withhold, any Taxes which are required by applicable Law to be withheld and has timely paid or remitted, and will continue until the Closing Date to pay and remit, on a timely basis, the full amount of any Taxes which have been or will be withheld, to the applicable Governmental Authority.  Transactions in respect of goods or services between the Company and its Subsidiaries and any affiliated or related Person have occurred for arm’s length consideration, and the Company and its Subsidiaries have complied with all contemporaneous documentation requirements and all other transfer pricing requirements in respect of affiliated or related party transactions.  Neither the Company nor any of its Subsidiaries is a party to any agreement, waiver, extension or arrangement with any Governmental Authority which relates to any extension of time with respect to the filing of any Tax Return, any payment of Taxes or any assessment.

(b)           No Adjustments, Changes.  Neither the Company or any of its Subsidiaries nor any other Person on behalf of the Company or its Subsidiaries (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law.

(c)           No Disputes.  There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Company or any of its Subsidiaries, nor is any such claim or dispute pending or contemplated.  The Company has delivered or made available to the Acquiror Company true, correct and complete copies of all of its and its Subsidiaries Tax Returns, if any, examination reports and statements of deficiencies assessed or asserted against or agreed to by the Company or any Subsidiary since its inception and any and all correspondence with respect to the foregoing.

(d)           Not a U.S. Real Property Holding Corporation.  Neither the Company nor any of its Subsidiaries is and has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e)           No Tax Allocation/ Sharing. Neither the Company or any of its Subsidiaries is a party to any Tax allocation or sharing agreement and does not have any liability for the Taxes of any other Person under any Tax Law or as a transferee or successor, or by contract or otherwise.

(f)           No Other Arrangements.  Neither the Company nor any Subsidiary (i) is a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code (or any similar provision of state, local or foreign Law, (ii) has any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter or (iii) is a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4 (or any similar provision of state, local or foreign Law).

(g)           Canadian Tax. None of the Shares will constitute “taxable Canadian property” for purposes of the Income Tax Act (Canada).

4.2.18           Insurance.  All existing insurance plans of the Company are in full force and effect, all insurance premiums thereon have been paid in full when due and no notice of cancellation, nonrenewal or termination has been issued or received by the Company.  Schedule 4.2.18 lists all insurance policies of any kind or nature maintained as of the date hereof by or on behalf of the Company.

4.2.19           Licenses.  The Company and its Subsidiaries possess from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for the Company and its Subsidiaries to engage in its business as currently conducted and to permit the Company and its Subsidiaries to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Company Permits”).  Neither the Company nor any Subsidiary has received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Company or any of its Subsidiaries to engage in its business as currently conducted and to permit the Company and its Subsidiaries to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets.  The Company Permits are valid and in full force and effect.  No event has occurred or circumstance exists that may (with or without notice or lapse of time):  (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Company Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Company Permit.  Neither the Company nor any Subsidiary has received notice from any Governmental Authority or any other Person regarding:  (a) any actual, alleged, possible or potential contravention of any Company Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Company Permit.  All applications required to have been filed for the renewal of such Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Persons.  All Company Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

4.2.20           Governmental Inquiries.  The Company has provided to the Company a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by the Company from any Governmental Authority, and the Company’s response thereto, and each material written statement, report or other document filed by the Company with any Governmental Authority.

4.2.21           Bank Accounts and Safe Deposit Boxes.  Schedule 4.2.21 discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box used by the Company and its Subsidiaries, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

4.2.22           Intellectual Property.

(a)           Schedule 4.2.22(a) sets forth a true, correct and complete list of all Intellectual Property owned or licensed by the Company or any Subsidiary (the “Company Intellectual Property”), specifying as to each, as applicable: (i) the description of such Company Intellectual Property; (ii) the owner of such Company Intellectual Property; and (iii) the jurisdictions by or in which such Company Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed.

(b)           Except as set forth on Schedule 4.2.22(b):

(i)           within the past three (3) years (or prior thereto if the same is still pending or subject to appeal or reinstatement), the Company has not been sued or charged in writing with or been a defendant in any Proceeding that involves a claim of infringement of any Intellectual Property; and

(ii)           to the knowledge of the Shareholders, there is no claim of infringement of the Company Intellectual Property brought by the Company against any Person in the past three (3) years and so far as they are aware, there has been no material infringement by any Person of any Company Intellectual Property in the year prior to the date of this Agreement.

(c)           Neither the current use by the Company of the Company Intellectual Property infringes nor the continued use of the Company Intellectual Property after the Closing will infringe the rights of any other Person.

(d)           All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company which is material to the operation of the business (excluding Intellectual Property owned by or held by the Company for the use of clients of the Company) have executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) all right, title and interest in such material.

4.2.23           Financial Statements.  Schedule 4.2.23 sets forth the Company’s Balance Sheet and the related audited statements of income and cash flows, and the Company’s unaudited interim balance sheet as of March 31, 2010 and the related unaudited interim statements of income and cash flows for the three months then ended (collectively, the “Financial Statements”).  The Financial Statements comply in all material respects with and were prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Company as at the dates thereof and the results of its operations and cash flows for the periods then ended.

4.2.24           Environmental and Safety Matters.  Except as set forth on Schedule 4.2.24, (a) the Company has at all time been and is in compliance with all Environmental Laws applicable to the Company, (b) there are no Proceedings pending or threatened against the Company alleging the violation of any Environmental Law or Environmental Permit applicable to the Company or alleging that the Company is a potentially responsible party for any environmental site contamination and (c) neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Environmental Laws applicable to the Company.

4.2.25           No Improper Payments. Neither the Company nor any of its Subsidiaries has offered, paid or agreed to pay, directly or indirectly, any money or thing of value (tangible or intangible) to any Person (or to any Affiliate of such Person) who is or was either an official of any regulatory authority or a director, manager, officer or employee or other representative of any past or present customer of the Company or any of its Subsidiaries for the purpose, or with the intent, of having such Person use his/her influence to obtain or maintain business for the Company or any of its Subsidiaries or otherwise affect the business, affairs, operations or assets of the Company in any financial or other manner.

4.2.26           Compliance with Applicable Securities Law. The Exchange is exempt from the take-over bid requirements under Part XX – Take-Over Bids and Issuer Bids of the Securities Act (Ontario) by virtue of the exemption available in Section 100.2 of the Securities Act (Ontario) and Part 6 of OSC Rule 62-504 – Take-Over Bids and Issuer Bids (and all analogous provisions in provinces other than Ontario) and is otherwise in compliance with all applicable Canadian securities Law.

4.2.27           Manufacturing. Each Subsidiary maintains good out-sourcing manufacturing practices and abides by the requirements of applicable Law including any guidelines, policies, or other standards from time to time promulgated or issued by any Governmental Authority with respect to the manufacture of its respective products.

4.2.28           Inventories. The inventories of the Subsidiaries do not include any material items that are slow moving, below standard quality or of a quality or quantity not useable or saleable in the normal course of business, the value of which has not been written down on the books of the applicable Subsidiary of account to net realizable market value. The inventory levels of the Subsidiaries have been maintained at such amounts as are required for the operations of their respective business as previously conducted and as proposed to be conducted, and such inventory levels are adequate therefor.

4.2.29           Company Information. The financial statements provided by the Company to UHY Advisors, Inc. in connection with its preparation of a business valuation of the Company, were accurate and based on reasonable assumptions and projections.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANY

The Acquiror Company represents and warrants to the Shareholders as follows:

5.1           Organization and Qualification.  The Acquiror Company is duly organized, validly existing and in good standing under the laws of Canada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, except where the failure to be so organized, existing and in good standing, or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect.  The Acquiror Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect.

5.2           Organizational Documents.  True, correct and complete copies of the Organizational Documents of the Acquiror Company have been made available to the Shareholders prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents.  The Acquiror Company is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as would not have a Material Adverse Effect.

5.3           Authorization.  Subject to its receipt of shareholder approval in the manner required by Law and to the approval of the Toronto Stock Exchange, the Acquiror Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by the Acquiror Company of this Agreement have been duly authorized by all necessary corporate action and do not require from the Acquiror Company any consent or approval that has not been validly and lawfully obtained except for approval by the Acquiror Company shareholders and the Toronto Stock Exchange.

5.4           No Violation.  Neither the execution nor the delivery by the Acquiror Company of this Agreement nor the consummation or performance by the Acquiror Company of the transactions contemplated hereby will, directly or indirectly, (a)  contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiror Company is a party or by which the properties or assets of the Acquiror Company is bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company, or any of the properties or assets owned or used by the Acquiror Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror Company, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

5.5           Binding Obligations.  Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the Acquiror Company, this Agreement is duly authorized, executed and delivered by the Acquiror Company and constitutes the legal, valid and binding obligations of the Acquiror Company, enforceable against the Acquiror Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors  rights generally.

5.6           Securities Laws.  Assuming the accuracy of the representations and warranties of the Shareholders in Section 4.1.6, the issuance of the Acquiror Company Common Shares pursuant to this Agreement will be, when issued and paid for in accordance with the terms of this Agreement, issued in accordance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration permit or qualification requirements of all applicable state securities laws.

5.7           Duly Authorized.  The issuance of the Acquiror Company Common Shares has been duly authorized and, upon delivery to the Shareholders of certificates therefor in accordance with the terms of this Agreement, the Acquiror Company Common Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Shareholders and restrictions on transfer imposed by this Agreement and the Securities Act.

5.8           No Brokers or Finders.  No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

ARTICLE VI
COVENANTS

6.1           Interim Operations of the Company. Except as otherwise contemplated by this Agreement or consented to in writing by Acquiror Company, which consent shall not be unreasonably withheld, between the date of this Agreement and the Closing Date, the Shareholders shall cause the Company to, conduct its business in the ordinary course and use commercially reasonable efforts to preserve substantially intact its business, keep available the services of their present officers and employees, preserve in all respects their present business relationships and goodwill, retain all Company Intellectual Property and to make all capital expenditures as currently planned or as necessary, in each case in the ordinary course of business.

Except as set forth on Schedule 6.1, between the date of this Agreement and the Closing Date, the Shareholders shall not permit the Company to, and shall procure that the Company does not:

(a)           amend its Organizational Documents;

(b)           organize any Subsidiary or acquire any capital stock of any Person or any equity or ownership interest in any business, dispose of any Subsidiary, start up any new business or merge, consolidate or enter into any share exchange with or into any other Person (except the transactions contemplated by this Agreement);

(c)           issue, sell or otherwise dispose of any of its equity interests, or create or suffer to be created any encumbrance thereon, or reclassify, split up or otherwise change any of its equity interests, or grant or enter into any options, covenants or calls or other rights to purchase or convert any obligation into any of its equity interests;

(d)           incur or guarantee any Indebtedness for borrowed money or incur any obligation or liability (contingent or otherwise) to a third party, except to the extent required in the ordinary course of business and for contracts and agreements entered into in the ordinary course of business;

(e)           pay, discharge or satisfy any claim, liability or obligation (whether fixed or contingent), other than in the ordinary course of business;

(f)            make any loans or advances in excess of $10,000 in the aggregate to any Person, other than extensions of credit to customers and expense allowances and advances to employees of the Company, in each case in the ordinary course of business;

(g)           make, grant or enter into any (i) increase in the compensation of, or benefits or severance payable to, any employee of the Company, other than customary adjustments in compensation consistent with past practice or (ii) agreement to hire any employee other than in the ordinary course of business consistent with past practices;

(h)           sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of or agree to sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of any assets or properties of the Company with an aggregate book value in excess of $10,000, other than (i) sales of inventory in the ordinary course of business and (ii) the disposition of used or worn out equipment or other tangible personal property no longer used in the business of the Company;

(i)            cancel any debts to the Company in excess of $10,000 in the aggregate, except for cancellations of bad debts made in the ordinary course of business, or waive any other rights or claims of the Company in excess of $10,000, except for waivers, compromises or other adjustments of rights or claims against customers or suppliers made in the ordinary course of business;

(j)            settle any Proceeding against the Company;

(k)           change its accounting methods or classifications, except as required by GAAP;

(l)            enter into any agreement, contract, commitment or arrangement which involves any joint venture, partnership or other arrangement involving sharing of profits with any Person or that would restrict the Company from carrying on business anywhere in the world;

(m)           enter into any agreement, contract, commitment or arrangement that would be required to be listed on Schedule 4.2.14 or amend, modify or terminate any Material Company Contract other than in the ordinary course of business;

(n)           make a material election or change to a material election in respect of Taxes, amend any Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement to which the Company is a party, settle or compromise any material claim or assessment in respect of Taxes; or take any action with respect to the computation of Taxes or the preparation of Tax Returns that is inconsistent with past practice;

(o)           in any other manner, modify, change or otherwise alter the fundamental nature of the business of the Company as presently conducted; or

(p)           enter a binding commitment to perform any of the foregoing.

6.2           Public Announcements.  Prior to the Closing Date, the Company, the Shareholders and the Acquiror Company shall consult with each other in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

6.3           Confidentiality.

6.3.1           The Acquiror Company, the Shareholders, and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary in making any required filing with the Commission or any other securities regulatory authority, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary in connection with legal proceedings.

6.3.2           In the event that any party is required to disclose any information of another party pursuant to clause (b) or (c) of Section 6.3.1, the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.3.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party’s information.

6.3.3           If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

6.4           Preparation of Circular and Other Disclosure Materials. The Acquiror Company shall schedule the Meeting and solicit proxies approving this Agreement and the transactions contemplated hereby.  In connection with such Meeting, the Acquiror Company will prepare the Circular to be distributed to its shareholders prior to such Meeting.  The Company will use all reasonable efforts to take all actions necessary to cooperate in the preparation and delivery of the Circular and any amendments thereto and such other information and documents relating to Acquiror Company shareholder approval and disclosure regarding the Company as the parties believe is necessary or advisable.

6.5           Information to be Provided. Upon written request by the Acquiror Company, the Company shall promptly provide such information that is required by the Acquiror Company in order to prepare the Circular with adequate disclosure and information in sufficient detail to permit the shareholders of the Acquiror Company to form a reasoned judgment concerning the respective matters to be placed before them at the Meeting, including the Exchange.

6.6           Meeting. The Acquiror Company has done, or will do, all such acts and things as may be necessary to comply, in all respects, with applicable laws and regulatory requirements in relation to the Meeting, including the preparation and sending of the Circular to all persons required by applicable Law.

6.7           Compliance.  Any Shareholder that constitutes a “control person” (as such term is defined in applicable Canadian securities Law) of the Acquiror Company as a result of the Exchange or otherwise will comply with all applicable resale restrictions, in respect of the Acquiror Company Common Shares.

6.8           Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to cause the conditions set forth in Articles VII and VIII to be satisfied and the Closing to occur at the earliest practicable date.

6.9           Resale Restrictions on Acquiror Company Common Shares. The Shareholders understand and acknowledge that the  Acquiror Company Common Shares to be issued in connection with the Exchange will be subject to  resale restrictions under applicable securities laws and the Shareholders agree to comply with such restrictions.  For purposes of complying with such securities laws, the Shareholders understand and acknowledge that upon the issuance of the Acquiror Company Common Shares, all the certificates representing the Acquiror Company Common Shares, as well as all certificates issued in exchange for or in substitution of the foregoing securities, shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT DATE THAT IS 4 MONTHS AND ONE DAY FROM CLOSING DATE].”

ARTICLE VII
CONDITIONS PRECEDENT OF THE ACQUIROR COMPANY

The Acquiror Company’s obligation to acquire the Shares and to take the other actions required to be taken by the Acquiror Company at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror Company, in whole or in part):

7.1           Accuracy of Representations.  The representations and warranties of the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date.  The representations and warranties of the Company and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement and the Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date.

7.2           Performance by the Company and Shareholders.

7.2.1           All of the covenants and obligations that the Company and the Shareholders are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with.

7.2.2           The Shareholders shall have properly completed and duly executed an Internal Revenue Service Form W-8 or W-9, as applicable.

7.2.3           Each document required to be delivered by the Company and the Shareholders pursuant to this Agreement shall have been delivered.

7.3           No Force Majeure Event.  There shall not have been any delay, error, failure or interruption in the conduct of the business of the Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

7.4           Certificate of Officer.  The Company will have delivered to the Acquiror Company a certificate executed by an officer of the Company, certifying the satisfaction of the conditions specified in Sections 7.1, 7.2, and 7.3 and such other matters as the Acquiror Company may reasonably request.

7.5           Certificate of Shareholders.  Each Shareholder will have delivered to the Acquiror Company a certificate executed by such Shareholder, if a natural person, or an authorized officer of the Shareholder, if an entity, certifying the satisfaction of the conditions specified in Sections 7.1 and 7.2 and such other matters as the Acquiror Company may reasonably request.

7.6           Consents.

7.6.1           All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company and/or the Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Company or the Shareholders, as the case may be.

7.6.2           Acquiror Company shall have received approval from its shareholders on such basis as prescribed by Laws and requirements of the Toronto Stock Exchange, including approval by a majority of its shareholders, excluding the shares of any of the Shareholders, their Affiliates and persons with whom they may act jointly or in concert.

7.7           Documents.  The Company and the Shareholders must deliver to the Acquiror Company at the Closing:

7.7.1           duly executed share transfer forms (in the form as set out in Exhibit A) transferring the Shares from the Shareholders to the Acquiror Company;

7.7.2           certified copy of the register of members of the Company evidencing that the transfer of the Shares from the Shareholders to the Acquiror Company has been registered;

7.7.3           a duly executed and issued share certificate in the name of the Acquiror Company in respect of the Shares;

7.7.4           a directors’ resolution of the Company in the agreed form, duly passed, approved and completed in all respects (the “Directors’ Resolution”). The Shareholders shall also procure that each action and other matter specified in such Directors’ Resolution has been completed at Closing and has been notified to the Registrar of Corporate Affairs (the “Registrar”) (if applicable) and the Shareholders have produced evidence thereof to the Acquiror Company;

7.7.5           if required, a member’s resolution of the Company in the agreed form, duly passed, approved and completed in all respects (the “Member’s Resolution”). The Shareholders shall also procure that each action and other matter specified in any such Member’s Resolution has been completed at Closing and has been notified to the Registrar (if applicable) and the Shareholders have produced evidence thereof to the Acquiror Company; and

7.7.6           such other documents and evidence as the Acquiror Company may reasonably request for the purpose of (a) evidencing the accuracy of any of the representations and warranties of the Company and the Shareholders pursuant to Section 7.1, (b) evidencing the performance of, or compliance by the Company and the Shareholders with, any covenant or obligation required to be performed or complied with by the Company or the Shareholders, as the case may be, (c) evidencing the satisfaction of any condition referred to in this Article VII, or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

7.8           No Proceedings.  There must not have been commenced or threatened against the Acquiror Company, the Company or the Shareholders, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement. There must not have occurred any Insolvency Proceeding in relation to the Company.

7.9           No Claim Regarding Stock Ownership or Consideration.  There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Shares or any other stock, voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Acquiror Company Common Shares.

7.10           KylinTV Inc.     The Company shall have assigned or transferred, via declaration of dividend or otherwise, its entire ownership interest in KyLinTV, Inc. to the Shareholders.

ARTICLE VIII
CONDITIONS PRECEDENT OF THE COMPANY
AND THE SHAREHOLDERS

The Shareholders’ obligation to transfer the Shares and the obligations of the Company to take the other actions required to be taken by the Company in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Company and the Shareholders jointly, in whole or in part):

8.1           Accuracy of Representations.  The representations and warranties of the Acquiror Company set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement and the Closing Date except to the extent a representation or warranty is expressly limited by its terms to another date.  The representations and warranties of the Acquiror Company set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement and the Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date.

8.2           Performance by the Acquiror Company.

8.2.1           All of the covenants and obligations that the Acquiror Company is required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all respects.

8.2.2           Each document required to be delivered by the Acquiror Company pursuant to this Agreement must have been delivered.

8.3           No Force Majeure Event.  There shall not have been any delay, error, failure or interruption in the conduct of the business of the Acquiror Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

8.4           Certificate of Officer.  The Acquiror Company will have delivered to the Company a certificate, dated the Closing Date, executed by an officer of the Acquiror Company, certifying the satisfaction of the conditions specified in Sections 8.1, 8.2, and 8.3 and such other matters as the Company may reasonably request.

8.5           Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquiror Company.

8.6           Documents.  The Acquiror Company must have caused the following documents to be delivered to the Company and/or the Shareholders:

8.6.1           share certificates evidencing each Shareholder’s Acquiror Company Common Shares in the amount set forth opposite such Shareholder’s name on Schedule A;

8.6.2           a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the Organizational Documents of the Acquiror Company, (B) the resolutions of the Acquiror Company board of directors approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Acquiror Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Acquiror Company is a party;

8.6.3           such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Acquiror Company pursuant to Section 8.1, (ii) evidencing the performance by the Acquiror Company of, or the compliance by the Acquiror Company with, any covenant or obligation required to be performed or complied with by the Acquiror Company, (iii) evidencing the satisfaction of any condition referred to in this Article VIII, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

8.7           No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against the Acquiror Company, the Company or the Shareholders, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

ARTICLE IX
INDEMNIFICATION; REMEDIES

9.1           Survival.  All representations, warranties, covenants, and obligations in this Agreement shall expire on the third anniversary of the date of this Agreement, except that the representation and warranties contained in Sections 4.1 and 4.2.7 shall survive indefinitely (the “Survival Period”) and the representations and warranties contained in Sections 4.2.17 (Tax Returns and Audits) shall survive until 60 days after the expiration of the applicable Tax statute of limitations.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

9.2           Indemnification by the Shareholders.

9.2.1           From and after the execution of this Agreement until the expiration of the Survival Period:

(a)           each Shareholder, severally and not jointly, shall indemnify and hold harmless the Acquiror Company from and against any Damages arising, directly or indirectly, from or in connection with any breach of any representation or warranty made by such Shareholder in Section 4.1 of this Agreement and the failure by such Shareholder to perform any covenants or agreement in this Agreement to be performed by such Shareholder.

(b)           the Shareholders, jointly and not severally, shall indemnify and hold harmless the Acquiror Company from and against any Damages arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by the Shareholders in Section 4.2 of this Agreement; (ii) any breach by the Shareholders of any covenant or obligation of the Company in this Agreement required to be performed by the Company or the Shareholders on or prior to the Closing Date; (iii) any and all losses, claims, damages, or liabilities against the Company or the Shareholders occurring on or prior to the Closing Date or (iv) any Taxes arising from the transfer contemplated in Section 7.10 hereof.

9.3           Third Party Claims.  If any legal proceedings are instituted or any claim or demand is asserted by any Person (a “Third Party Claim”) in respect of which the Acquiror Company may seek indemnification from the Shareholders pursuant to the provisions of Article IX, the Acquiror Company shall promptly cause written notice of the assertion of any such claim or demand to be made to the Shareholders.  The Acquiror Party shall have the right at any time, at its option and expense, to defend against, negotiate or, with the consent of the Shareholders, settle any such claim, and in such case, the Shareholders shall not be liable for the fees and expenses of counsel employed by the Acquiror Company. Shareholders and Acquiror Company shall cooperate fully with each other in connection with the defense, negotiation and settlement of any such legal proceeding, claim or demand.

9.4           Limitations on Amount.  The Acquiror Company shall not be entitled to indemnification unless and until the aggregate amount of Damages with respect to such matters under Section 9.2 exceeds US$50,000, at which time, the Acquiror Company shall be entitled to indemnification for the total amount of such Damages; provided however, that this Section 9.4 will not apply to any breach of the Shareholders representations and warranties of which Acquiror Company had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach of any covenant or obligation.

9.5           Determining Damages.  Materiality qualifications to the representations and warranties of the Shareholders shall not be taken into account in determining the amount of Damages occasioned by a breach of any such representation and warranty for purposes of determining whether the threshold set forth in Section 9.4 have been met.

9.6           Characterization of Indemnification Payments. Acquiror Company and the Shareholders agree to treat any indemnification payment under this Agreement, to the maximum extent permitted by applicable Law, as an adjustment to the consideration received by the Shareholders.

9.7           Exclusivity. From and after the Closing, the sole and exclusive remedy of any party for Damages with respect to any and all claims arising out of or in connection with this Agreement shall be pursuant to the provisions set forth in this Article IX; provided, however, that the foregoing shall not limit the right of any party to assert a claim based on fraud.

ARTICLE X
TERMINATION

10.1           Termination Procedures. This Agreement may be terminated before the Closing Date only as follows:

(a)           by written agreement of Acquiror Company and the Shareholders at any time;

(b)           by Acquiror Company, by notice to the Shareholders at any time, if satisfaction of any of the conditions specified in Article VIII becomes impossible and such condition has not been waived by the Shareholders; or

(c)           by the Shareholders, by notice to Acquiror Company at any time, if satisfaction of any of the conditions specified in Article VII becomes impossible and such condition has not been waived by Acquiror Company.

10.2           Frustration of Closing Conditions. Neither Acquiror Company nor any of the Shareholders may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable efforts to cause the Closing to occur, as required in Section 6.8.

10.3           Effect of Termination. In the event that this Agreement is terminated pursuant to Section 10.1, this Agreement shall terminate without any liability or further obligation of any party or any of its officers, directors, members or shareholders, Affiliates, advisors, agents or representatives to any other Person, except for the obligations of Acquiror Company, the Shareholders and the Company under Sections 6.3 (relating to confidentiality), 11.1 (relating to payment of expenses), 11.3, 11.4, 11.7, 11.10, 11.11, which obligations shall survive indefinitely. Notwithstanding termination of this Agreement, nothing in this Section 10.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement prior to the date of termination.

ARTICLE XI
GENERAL PROVISIONS

11.1           Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, accountants and valuation experts.

11.2           Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt) or email, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by written notice to the other parties):

If to Acquiror Company:
NeuLion, Inc.
1600 Old Country Road
Plainview, NY 11803
USA
Attention: Roy E. Reichbach, General Counsel
Telephone No.: 516-622-8300
Facsimile No.: 516-622-7510
Email: roy.reichbach@neulion.com

If to the Company:
TransVideo International Ltd.
c/o Robert T. Bell
The Charles B. Wang Foundation
Park 80 West Plaza 2
Saddle Brook, NJ  07663
USA
Telephone No.: 201-368-7880
Facsimile No.:201-368-7884
Email: rtbell@cbwfoundation.org

If to the Shareholders:
AvantaLion LLC
c/o Robert T. Bell
The Charles B. Wang Foundation
Park 80 West Plaza 2
Saddle Brook, NJ  07663
USA
Telephone No.: 201-368-7880
Facsimile No.:201-368-7884
Email: rtbell@cbwfoundation.org

11.3           Consent to Jurisdiction.  Each of the parties (a) consent to submit itself to the personal jurisdiction of the Eastern District Court of New York or any New York state court located in Nassau County, New York in the event any dispute or controversy arises under this Agreement or the transaction contemplated hereby, (b) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) shall not bring any action related to this Agreement or the transaction contemplated hereby in any court other than the courts specified herein.  Each of the parties hereby irrevocable and unconditionally consents to service of process in the manner provided for notice in Section 11.2.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

11.4           Waiver of Jury Trial.  EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.5           Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.6           Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.7           Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

11.8           Assignments, Successors, and No Third-Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.9           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.10          Governing Law.  This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

11.11          Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

Acquiror Company: NEULION, INC.
By:	/s/ Roy E. Reichbach
Name:	Roy E. Reichbach
Title:	Secretary

Company

TRANSVIDEO INTERNATIONAL LTD.

By:	/s/ Robert T. Bell
Name:	Robert T. Bell
Title:	Vice President

Shareholders:

AVANTALION LLC

By:	/s/ Robert T. Bell
Name:	Robert T. Bell
Title:	Manager/Vice President

/s/ Wang Yunchuan
Wang Yunchuan

/s/ Hao Jingfang
Hao Jingfang

/s/ Wang Qi
Wang Qi

/s/ Tan Zhongjun
Tan Zhongjun

/s/ Wang Xiaohong
Wang Xiaohong

/s/ Shu Wei
Shu Wei

/s/ Zhao Yun
Zhao Yun

SCHEDULE A

hareholder	Jurisdiction of Residency	Shares	Acquiror Company Common Shares
AvantaLion LLC	Delaware	2,592,000	17,820,650
Wang Yunchuan	PRC	232,000	1,595,058
Hao Jingfang	PRC	232,000	1,595,058
Wang Qi	PRC	30,000	206,258
Tan Zhongjun	PRC	26,000	178,757
Wang Xiaohong	PRC	40,000	275,010
Shu Wei	PRC	40,000	275,010
Zhao Yun	PRC	8,000	55,002
Total		3,200,000	22,000,802

Pursuant to Item 601(b)(2) of Regulation S-K, the Schedules to the Share Exchange Agreement (the "Agreement") setting forth the exceptions to the representations and warranties of shareholders made in Article IV of the Agreement have been omitted from this filing.  NeuLion, Inc. agrees to furnish supplementally a copy of the omitted Schedules to the Securities and Exchange Commission upon request.

EXHIBIT A

TRANSVIDEO INTERNATIONAL LTD.
(the "Company")

A BVI Business Company
with BVI Company Number 580404

SHARE TRANSFER FORM

[      ] ("the Transferor"), for good and valuable consideration received by him/her/it from NeuLion, Inc. ("the Transferee") of 1600 Old Country Road, Plainview, NY 11803, USA, does hereby:

1.
transfer to the Transferee the  [          ] fully paid shares in the Company (of a par value of US$0.01 each) (the "Shares") standing in the Transferor's name in the Register of Members of the Company to hold unto the Transferee, its administrators and assigns, subject to the several conditions on which the Transferor held the same at the time of execution of this Share Transfer Form; and

2.	consents that the Transferor's name remains on the Register of Members of the Company until such time as the Company enters the Transferee's name in the Register of Members of the Company.

And the Transferee does hereby agree to take the Shares subject to the same conditions.

This Share Transfer Form may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

As Witness Our Hands

Signed by the Transferor on _____2010

in the presence of:

Witness	For and on behalf of the Transferor [Name]

Signed by the Transferee on ____2010 in the presence of:
Witness	For and on behalf of the Transferee NeuLion Inc.